Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Results of Second Quarter 2013

Irvine, CA, August 6, 2013 — Impac Mortgage Holdings, Inc. (NYSE MKT: IMH), today announced financial results for the quarter ended June 30, 2013.  For the second quarter of 2013, the Company reported net earnings of $1.2 million or $0.14 per diluted common share, as compared to net earnings of $4.2 million in the second quarter of 2012 or $0.51 per diluted share common share.  For the first six months ended June 30, 2013, the Company reported net earnings of $480 thousand or $0.08 per diluted common share, as compared to a net loss of $(578) thousand or $(0.07) per diluted common share for the first six months ended June 30, 2012.

Results by Segment

(in thousands)

	Q2 2013		Q1 2013		Q2 2012		YTD 2013		YTD 2012
	Net earnings	Diluted	Net earnings	Diluted	Net earnings	Diluted	Net earnings	Diluted	Net earnings	Diluted
	(loss)	EPS	(loss)	EPS	(loss)	EPS	(loss)	EPS	(loss)	EPS
Mortgage Lending	$3,426	$0.33	$671	$0.08	$3,823	$0.46	$4,096	$0.43	$4,050	$0.52
Real Estate Services	3,355	0.33	2,295	0.27	3,632	$0.43	5,650	0.59	6,358	0.81
Long-term Mortgage Portfolio	(4,563)	(0.42)	(3,916)	(0.46)	(125)	$(0.01)	(8,479)	(0.86)	(6,570)	(0.84)
Continuing Operations	$2,218	$0.24	$(950)	$(0.11)	$7,330	$0.88	$1,267	$0.16	$3,838	$0.49
Income tax (expense) benefit from continuing operations	(32)	(0.00)	1,088	0.13	(5)	(0.00)	1,056	0.11	(35)	(0.00)
Continuing Operations, net of tax	$2,186	$0.24	$138	$0.02	$7,325	$0.88	$2,323	$0.27	$3,803	$0.49
Discontinued Operations, net of tax	(968)	(0.10)	(876)	(0.10)	(3,113)	(0.37)	(1,843)	(0.19)	(4,381)	(0.56)
Net (loss) earnings attributable to IMH	$1,218	$0.14	$(738)	$(0.08)	$4,212	$0.51	$480	$0.08	$(578)	$(0.07)

The Company’s continuing operations, which include the mortgage lending, real estate services and long-term mortgage portfolio segments, had net earnings of $2.2 million in the second quarter of 2013, as compared to net earnings of $138 thousand in the first quarter of 2013 and $7.3 million in the second quarter of 2012.

The Company’s long-term mortgage portfolio includes certain assets and liabilities subject to fair value accounting.  Excluding the change in fair value of net trust securitization assets and long-term debt in such portfolio, the Company’s consolidated net earnings would have shown a slight increase in the second quarter of 2013 as compared to the second quarter of 2012.

Mortgage Lending

In the second quarter of 2013, mortgage lending net earnings increased by $2.7 million, to $3.4 million, as compared to first quarter of 2013, and decreased from the second quarter in the prior year.  The increase in the second quarter of 2013 over the first quarter of 2013 was primarily due to a $106.3 million increase in mortgage originations.  Further, there was a decrease in earnings from the second quarter of 2012 due to an increase in personnel costs relative to lending volumes, as the Company was ramping up for increased origination volume which was occurring until interest rates increased 100 basis points in the second quarter, causing origination volume to fall off beginning in June 2013.

Selected Financial Data

(in millions)

	Q2 2013	Q1 2013	% Change	Q2 2012	% Change
Originations	$780.1	$673.8	16%	$532.5	46%

	June 30, 2013	March 31, 2013	% Change	June 30, 2012	% Change
Servicing Portfolio	$2,110.2	$1,702.5	24%	$946.4	123%

In the second quarter of 2013, originations have increased to $780.1 million, a 16% increase over the first quarter 2013, and a 46% increase over the second quarter 2012.  The Company’s mortgage lending channels continued to experience a more balanced production mix.  Our correspondent channel contributed 29% and our retail channel production also contributed 29% of originations, with the remaining 42% coming from the wholesale channel.  The percentage of purchase money transactions, as compared to refinance transactions, increased to almost 40% of overall originations, as compared to just over 25% in the first quarter of 2013.  As the home refinance markets contract due to the recent rise in interest rates, all of our channels continue to focus on purchase money transactions and less interest rate sensitive loan programs including Home Renovation 203(k) products, Reverse Mortgages, and Home Affordable Refinance Program (HARP) products.

With the servicing-retained sales in the second quarter and the recent rise in interest rates, the estimated fair value of mortgage servicing rights of the portfolio increased to $22.1 million at June 30, 2013, as compared to $15.6 million at March 31, 2013.  The servicing portfolio, comprised of agency loans, increased to $2.1 billion at June 30, 2013, a 24% increase from March 31, 2013, and a 123% over second quarter 2012.  Our mortgage servicing portfolio continues to grow and currently the 60 day delinquent loans are less than 1% of the portfolio.  The servicing portfolio is comprised of high credit quality and low weighted average coupon loans, making it a valuable long-term asset for the Company.

Real Estate Services

Net earnings before taxes from our real estate services segment decreased slightly to $3.4 million in the second quarter of 2013, as compared with $3.6 million in the second quarter of 2012.  However, the real estate services segment increased by $1.1 million in the second quarter of 2013, as compared to the first quarter of 2013.

The real estate services segment continues to provide positive net earnings through loss mitigation and real estate services, primarily on our own long-term mortgage portfolio.  The Company is also establishing relationships to perform mortgage insurance recovery services for institutions along with other loss mitigations activities offered to loan servicers.

Long-term Mortgage Portfolio

The estimated fair value of the net trust securitization assets continues to decline in 2013 primarily as a result of the expected and ongoing decline in securitized mortgage collateral due to principal collections and liquidation of defaulted loans.

Recent Developments

In April 2013, the Company issued $20.0 million in convertible debt, using the proceeds primarily to continue to expand our mortgage lending capabilities as well as increasing the mortgage servicing portfolio.

The Company is now in the process of re-entering the warehouse lending business, which will allow the Company to offer lines of credit to other mortgage lenders including our correspondent sellers.  We believe that offering warehousing to our correspondent customers ties them closer to us, helps them grow, increases our correspondent production and results in higher profitability.

Mr. Joseph Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc., commented, “We are very pleased to see the mortgage lending segment’s net earnings rebound from a difficult first quarter, as well as the continued profitability in the real estate services segment. By re-entering the warehouse lending business, something the Company has been extremely successful with previously, we have once again created a synergistic relationship between our business units that we expect to help enhance the Company’s net earnings and shareholder value.  The launch of warehouse lending along with other operational and business initiatives which we have been working on, should establish a good foundation for the rest of the year and strengthen our prospects for 2014.”

Conference Call

The Company will hold a conference call tomorrow morning, August 7, 2013, at 8 a.m. Pacific Time (11:00 a.m. Eastern Time), to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session, to answer questions submitted via email. Please email your questions to jmoisio@impacmail.com.  Investors may participate in the conference call by dialing (877) 840-1313, conference ID number 21670034, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company’s web site at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “will,” “intends,” “believe,” “expect,” “likely,” “appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” or similar terms or variations on those terms or the negative of those terms. The forward looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following:  our ability to manage effectively our mortgage lending operations and continue to expand the Company’s growing mortgage lending activities; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully re-enter the warehouse lending business; failure to successfully launch or continue to market new loan products; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing,  the terms of any financing that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome, including any settlements, of litigation or regulatory actions pending against us or other legal contingencies; and our compliance with applicable local, state and federal laws and regulations and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward looking statements, see the annual and quarterly reports we file with the Securities and Exchange Commission. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides mortgage and real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage lending and servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interest in securitizations.

For additional information, questions or comments, please call Justin Moisio in Investor Relations at (949) 475-3988 or email jmoisio@impacmail.com.  Web site: http://ir.impaccompanies.com or www.impaccompanies.com